UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported):      June 21, 2005

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	0-21639	23-2858652

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania	19044

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

     On June 21, 2005, NCO Group, Inc. amended and restated its credit facility. The amended and restated credit facility is structured as a $300 million revolving credit facility with a $100 million accordion feature allowing the Company to increase its borrowing capacity up to $400 million, subject to obtaining commitments for the incremental capacity from existing or new lenders. The amendment also extends the maturity date from March 15, 2006 to June 18, 2010. Availability under the revolving credit facility is reduced by any undrawn letters of credit. As of June 21, 2005, the Company had undrawn letters of credit of $4.6 million and outstanding loans of $31.3 million under the facility.

     The amended and restated credit facility allows for $125 million of the capacity to be used for the repayment of the Company’s convertible notes if they are not converted into NCO common stock before their maturity on April 15, 2006. The Company is required to reserve sufficient capacity to repay the convertible notes until such time as the notes convert or are otherwise retired. The notes are convertible into NCO common stock at an exercise price of $32.92.

     At the option of the Company, borrowings under the facility bear interest at a rate equal to either Citizens Bank’s prime rate or the London InterBank Offered Rate (“LIBOR”) plus a margin ranging from 0.75 percent to 1.50 percent depending on the Company’s consolidated funded debt to earnings before interest, taxes, depreciation, and amortization (“EBITDA”) ratio. Additionally, the Company pays a fee on the unused availability under the facility ranging from 0.2 percent to 0.3 percent depending on the Company’s consolidated funded debt to EBITDA ratio.

     Borrowings under the amended and restated credit agreement are secured by substantially all of the assets of the Company and its subsidiaries, and guaranteed by all of the Company’s subsidiaries, excluding in each case certain subsidiaries that own portfolios of purchased receivables and foreign subsidiaries. The amended and restated credit agreement contains financial and other covenants, such as maintaining net worth and funded debt to EBITDA requirements, and includes restrictions on, among other things, acquisitions, the incurrence of additional debt, investments, disposition of assets, and transactions with affiliates. If an event of default, such as failure to make required payments or comply with covenants, or change of control, were to occur under the amended and restated credit agreement, the lenders would be entitled to declare all amounts outstanding under the facility immediately due and payable.

     The foregoing does not constitute a complete summary of the terms of the amended and restated credit facility and reference is made to the complete text of the agreement, a copy of which is attached hereto as exhibit 10.1 and is incorporated herein by reference.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

     The information required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 7.01.      Regulation FD Disclosure.

     On June 21, 2005, NCO Group, Inc. issued a press release announcing that it has amended and restated its credit facility. A copy of that press release is attached hereto as exhibit 99.1 and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits

(c) Exhibits

10.1 Seventh Amended and Restated Credit Agreement dated as of June 21, 2005, by and among NCO Group, Inc., as Borrower, Citizens Bank of Pennsylvania, as Administrative Agent and Issuer, and the Financial Institutions identified therein as Lenders and such other Co-Arrangers, Co-Documentation Agents, Co-Agents, and other Agents as may be appointed from time to time. NCO will furnish to the Securities and Exchange Commission a copy of any omitted schedules upon request.

99.1 Press Release of NCO Group, Inc. dated June 21, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: June 23, 2005	By:	/s/ Steven L. Winokur

Steven L. Winokur Executive Vice President and Chief Financial Officer